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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                  SCHEDULE 13G
                                (AMENDMENT NO. 1)



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                              INTEGRAL VISION, INC.
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                4 5 8 1 1 H 1 0 6
                                 (CUSIP Number)




                   REQUIRED ANNUAL FILING (DECEMBER 31, 2003)
             (Date of Event Which Requires Filing of this Statement)




                     [X] Rule 13d-1(c) for P. Robert Klonoff


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CUSIP NUMBER:     4 5 8 1 1 H 1 0 6
ITEM 1:           REPORTING PERSON:         P. ROBERT KLONOFF
ITEM 4:           UNITED STATES OF AMERICA
ITEM 5:           213,534
ITEM 6:           767,219
ITEM 7:           213,534
ITEM 8:           779,219
ITEM 9:           992,753
ITEM 11:          9.62%
ITEM 12:          IN



ITEM 1(A).        NAME OF ISSUER:

                                            INTEGRAL VISION, INC.


ITEM 1(B).        NAME OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                                            38700 GRAND RIVER AVENUE
                                            FARMINGTON HILLS, MICHIGAN  48335


ITEM 2(A).        NAME OF PERSON FILING:

                                            P. ROBERT KLONOFF


ITEM 2(B).        ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                                            1631 NORTH  201ST STREET
                                            SHORELINE, WA   98133


ITEM 2(C).        CITIZENSHIP:

                                            UNITED STATES OF AMERICA


ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                                            COMMON STOCK





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ITEM 2(E).        CUSIP NUMBER:

                                            4 5 8 1 1 H 1 0 6


ITEM 3.IF THIS STATEMENT IS FILED PURSUANT TO "240.13D-1(B) OR 240.13D-2(B) OR
       (C)  CHECK WHETHER THE PERSON FILING IS A:

                                                                 NOT APPLICABLE


ITEM 4.OWNERSHIP:

                  P. ROBERT KLONOFF:

                  (A)      AMOUNT BENEFICIALLY OWNED:                           992,753
                           (INCLUDES WARRANTS TO PURCHASE 890,753 SHARES)

                  (B)      PERCENT OF CLASS:                                    9.62%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:   213,534

                           (II)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 767,219

                           (III)    SOLE POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             213,534

                           (IV)     SHARED POWER TO DISPOSE OR TO DIRECT THE
                                    DISPOSITION OF:                             779,219



ITEM 5.OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                                    NOT APPLICABLE


ITEM 6.OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                                    NOT APPLICABLE




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ITEM 7.IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
       SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
       PERSON:

                                    NOT APPLICABLE

ITEM 8.IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                                    NOT APPLICABLE


ITEM 9.NOTICE OF DISSOLUTION OF GROUP

                                    NOT APPLICABLE


ITEM 10. CERTIFICATION


BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

DATED: FEBRUARY 10, 2004


                  /S/  P. ROBERT KLONOFF
                  -----------------------------
                  P. ROBERT KLONOFF